Exhibit 4

                             AGREEMENT OF AMENDMENT

                                                      Dated as of March 15, 2002


     Reference is made to that certain Revolving Credit and Security Agreement dated as of March 17, 2000 (as from time to time amended prior to the date hereof, the "Credit Agreement") among Belmar Capital Fund LLC (the "Borrower"), Corporate Receivables Corporation ("CRC"), Corporate Asset Funding Company, Inc., as an assignee of a portion of CRC's interests ("CAFCO", and together with CRC, the "Lenders"), Citibank, N.A. (together with its successors and assigns, the "Secondary Lender") and Citicorp North America, Inc., as agent for the Lenders and the Secondary Lender (the "Agent"). Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

     The parties hereto agree that, effective as of the Amendment Effective Date, the definition "Lender Termination Date" set forth in Section 1.01 of the Credit Agreement is hereby amended by replacing the date "March 15, 2002" set forth therein, with the date "March 14, 2003".

     The parties hereto agree that, effective as of the Amendment Effective Date, the definition "Secondary Lender Stated Expiration Date" set forth in
Section 1.01 of the Credit Agreement is hereby amended by replacing the date "March 15, 2002" set forth therein, with the date "March 14, 2003".

     As used herein, the term "Amendment Effective Date" means the later to occur of (i) the date on which the Agent shall have executed and delivered one or more counterparts of this Agreement of Amendment and shall have received one or more counterparts of this Agreement of Amendment executed by each of the parties hereto, and (ii) the date on which the Agent shall have received certificates of a Secretary or Assistant Secretary of each of the Borrower, Eaton Vance Management and Boston Management and Research certifying as to (a) the resolutions of its Board of Directors or Board of Trustees, as applicable, approving this Agreement of Amendment, (b) that its representations and warranties set forth in the Program Documents will be true and correct on the Amendment Effective Date, and (c) immediately after the Amendment Effective Date no Default or Event of Default is continuing or will result therefrom.

     This Agreement of Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

     THIS AGREEMENT OF AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed and delivered by their duly authorized officers as of the date first above written.


CITICORP NORTH AMERICA, INC.,           CITIBANK, N.A.,
as Agent                                as Secondary Lender


By:     /s/ Kimberly A. Conyngham       By:     /s/ Kimberly A. Conyngham
        -------------------------               -------------------------
Name:   Kimberly A. Conygnham           Name:   Kimberly A. Conyngham
Title:  Vice President                  Title:  Vice President


CORPORATE RECEIVABLES CORPORATION,      BELMAR CAPITAL FUND LLC,
as Lender                               as Borrower

By:  Citicorp North America, Inc.,      By: Eaton Vance Management,
         its Agent                          its Manager


By:     /s/ Kimberly A. Conyngham       By:     /s/ M. Katherine Kreider
        -------------------------               -------------------------
Name:   Kimberly A. Conygham            Name:   M. Katherine Kreider
Title:  Vice President                  Title:  Vice President

CORPORATE ASSET FUNDING COMPANY, INC.,
as Lender

By:  Citicorp North America, Inc.,
         its Agent


By:     /s/ Kimberly A. Conygham
        -------------------------
Name:   Kimberly A. Conygham
Title:  Vice President